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                              Employment Agreement
                               with John Pinciaro

                                      10.17


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                              EMPLOYMENT. AGREEMENT

        THIS EMPLOYMENT AGREEMENT, made as of this 30th day of December, 1996, by and between:

                                       AND

PREMO-PLAST, INC., a Florida corporation with its registered office offices located at 51.2 Bridlepath, Casselberry, Florida 32707 (hereinafter "EMPLOYER")

                                       AND

JOHN PINCIARO, an adult individual with offices at 155 East Street, Wallingford, Connecticut t) 06492 (hereinafter "EMPLOYEE")

         WITNESSETH THAT:

         WHEREAS, EMPLOYEE has certain education, experience, background, know-how and contacts which would be useful and helpful to EMPLOYER in its business and EMPLOYER is desirous of employing EMPLOYEE in order to obtain the benefits of such education, experience, background, know-how and contacts;

WHEREAS, EMPLOYEE is agreeable to being employed by EMPLOYER and providing the benefits of(his education, experience, background and contacts to EMPLOYER;

WHEREAS, the parties have agreed upon the terms of such employment and desire a written, formal contract to evidence their agreements-,

         NOW, THEREFORE, in consideration of the mutual promises, covenants and forbearances contained herein, and intending to be legally bound, the parties have agreed as follows- I

         . RETENTION. For the term provided in Paragraph 2, EMPLOYER hereby employs EMPLOYEE, and EMPLOYEE hereby accepts that employment, upon the terms and conditions hereinafter set forth,

         2. TERM.

         (a) This Agreement shall become effective as of January 1, 1997,

         (b) This Agreement, subject to the provisions of Paragraphs 14 and 16 below, shall continue and exist for an initial period from such effective date for a period of two (2) years (initial term).

         (c) If four (4) months prior to the expiration date of the initial term, neither party is then in default under this Agreement, EMPLOYER shall have the option to extend the term of this Agreement for an additional one (1) year period. Such option shall be exercised by EMPLOYER mailing notice to EMPLOYEE, on or before three (3) months prior to the expiration date of the initial term of its intention t o extend the Agreement. If EMPLOYER shall not give its

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extension option on or before the three months prior to the expiration date of the initial term, this Agreement shall terminate as provided.

(d) This Agreement
shall be -subject to successive additional one (1) year extensions under the procedure provided in subparagraph (c), provided that at August 3 1 of the then existing extension year neither party is then in default under this Agreement and notice of exercise of the extension option is given on or before September 30 of such extension year.

(e) Notwithstanding the foregoing, the term of this Agreement is otherwise subject to the to provisions contained hereafter.

         3.       COMPENSATION BASE

         (a) For 0 services rendered under this Agreement, EMPLOYEE shall be paid, as base compensation, such annual salary as shall be determined by the President/CEO and Management of EMPLOYER, from time, to time, but in no event shall such compensation be at a rate of less than $75,000 per year, In the event of any extension of this Agreement, such compensation shall be at no lesser rate during each such extension year. AU such compensation shall be subject to a Cost-of living Adjustment (COLA) annually based upon the percentage increase in the Cost-of-Living Index, All Commodities for the New York City area, The COLA deterrnination shall be made by comparing the Index at the last day of each year of this Agreement to the Index on the effective date of this Agreement and any increase shall be effective as of the first day of the succeeding year. Such base compensation is to be payable in equal installments at intervals no longer than semi-monthly. Such base compensation shall be in addition to such incentive compensation, fringe benefits and bonuses as provided elsewhere herein.

         (b) EMPLOYER "I assign EMPLOYEE to its new subsidiary to be formed ("NEWCO") which shall exploit certain spa products the patent for which ENTLOYER has separately purchased from EMPLOYEE and, provided that such assignment does not require relocation, may assign EMPLOYEE to one or more of its other subsidiaries and/or affiliates, to perform services consistent with EMPLOYEE'S duties hereunder. In such event, EMPLOYEE may be separately compensated by each such 'subsidiary and/or affiliate. All such compensation shall be deducted from the compensation payable under subparagraph (a) above and EMPLOYER shall pay EMPLOYEE only the difference between (i) the total of all such compensations from subsidiaries and/or affiliates and (ii) the base compensation,

         (c) At the end of each calendar year, the President/CEO and Management of EMPLOYER shall review the performance of EMPLOYEE for such year and, based upon such evaluation, establish any increase in the base compensation payable to EMPLOYEE for the succeeding calendar year, as adjusted by subparagraph (a) above. EMPLOYER shall not be obligated to provide any increase, in excess of the increase in the Cost-of-Living Index, All Commodities, for the New York City area during the prior calendar year.

         4. COMPENSATION-INCENTIVE. The base compensation for each year of this Agreement, including any extensions to this Agreement, shall be subject to a retroactive increase, based upon an earnings per share formula (earnings of NEWCO divided by actual common shares of EMPLOYEEs public company parent issued and outstanding at December 3 of each year, and not fully diluted) as follows:

                                        2

                  Profits Per                 Increase as a
                  Common Share                Percent of Base Compensatin
                  $.00 - $.10                         5%
                  $.11 - $.20                        10%
                  $.21 - $.30                        20%
                  $.31 - $.40                        30%
                  $.41 - $,50                        40%
                  $.51 - S.60                        50%
                  $.61 - S.70                        70%
                  $.71 - $.80                        90%
                  S.81 - $.90                        110%
                  S.91 - $1.00                       130%
                  over S.1.00                        150%

This retroactive increase, if any should occur, is not a bonus but a merit adjustment to the base compensation. The calculation will be made based upon the annual audit of EMPLOYERS financial statements and shall be paid in equal amounts for the balance of the then current- year on the regular paydays, commencing with the first payday following release of the audit. Any retroactive increase "I not affect the base compensation for subsequent calculations It is a separate adjustment from any other adjustment under any other plan.

         5. COMPENSATION-FRINGE BENEFITS. EMPLOYEE shall receive at least the following additional benefits, which may be extended or increased, but not reduced, by EMPLOYER: (a) Vacation - EMPLOYEE, shall be entitled to paid vacation of TWO (2) weeks during the first year, three weeks during the second year, and four (4) weeks each year thereafter. Unused vacation time may be accumulated FROM YEAR to year if unused. EMPLOYEE -,ball not be compensated for any unused vacation time.

(b) Personal Leave - During each year of this Agreement, EN.[EMPLOYEE shall receive ten (10) days paid personal leave, which shall not be accumulated from year to year if unused. EMPLOYEE shall not be compensated for any unused personal leave. "Personal leave" shall include sick leave, bereavement leave, and all other personal time off.

(c) Other - EMPLOYEE-E shall receive such other medical, surgical, hospital, dental or legal insurance and fringe benefits as are available to any other officers/employees/consultants, consistent with EMPLOYERS\ past practices and such disability insurancE as the President/CEO and Management of employer shall establish. Nothing contained in this Agreement shall be in lieu of any rights, benefits and privileges to which employee may be entitled under any retirement, pension, profit-sharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted. employee- shall have the same rights and privileges to participate in such plans and benefits as any other employee during Ns period of employment, except that employee's participation may be based upon the incentive compensation component of F-employee annual compensation.

         6.. COMPENSATION-BONUS. (a) 'Upon the commencement of regular, production shipments (not alpha or beta testing shipments) of the spa products
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the patent for which employer has separately purchased from employee during the term of this Agreement, EMPLOYEE- shall receive bonus compensation equal to two percent (2%) of the gross shipments over the first $1,500,000 per year, up to a total bonus of S75,000 per annum. The bonus shall be calculated on the basis of

         (i) actual receipts by EMPLOYER of payments received from purchasers; ENQLOY.F-K is not a factor and does not guarantee collection. and

         (6) all sales of the products made by any company in the Fidelity Holdings, Inc, group or any company licensed or authorized by any company in the Fidelity Holdings, Inc. group, and shall not be limited to the sales of such products by NEWCO and/or EMPLOYER.

The bonus shall be paid on the second Thursday of each month calculated on the payments received for shipments during the preceding month.

(b) After the end of each calendar year, the President/CEO and Management of EMPLOYER shall determine the net profits before taxes of EMPLOYER for such prior year and shall determine any additional bonus for such year payable to EMPLOYEE. EMPLOYER, shall not be obligated to provide any bonus other than that in (a) above. Any additional bonus awarded_shall be paid at such time or time, in such amounts or installments, as the President/CEO and Management of EMPLOYER may determine.

         7. DUTIES. (a) EMPLOYEE is engaged as a Plastics and Utility Products.Division Vice-President and, in addition, as President of NEWCO. EMPLOYER- shall perform all usual and customary services as such an executive, including but not limited to those set forth on Exhibit A, attached hereto and made a part hereof employee's performance shall be subject to the supervision of EMPLOYER's President/CEO and Management. The precise job description and the, services to be rendered by EMPLOYEE may be defined, interpreted, curtailed, or extended, from time to time, by determination of the President/CEO and Management of EMPLOYER, provided, however, that any, interpretation, curtailment, or extension is Consistent with the status of, and/or educational experience required for, the responsibilities for which EM-PLOYEE has been initially engaged hereunder. It is the intent of this provision to provide EMPLOYER with Flexibility in assigning responsibilities to EMPLOYEE and/or promoting EMPLOYEE, and this provision shall not be used to discipline, embarrass, humiliate or harass EMPLOYEE.

         B. EXTENT AND PLACE OF SERVICES, (a) Except as provided i n subparagraph (b) below, EMPLOYEE agrees that this employment constitutes his primary employment and understands that his primary loyalty and responsibility is to EMPLOYER. Accordingly, except as provided in subparagraph (b) below, EMPLOYEE, shall devote such adequate, reasonable, and proper =e, attention, and energies to the business of EMPLOYER as shall be necessary or consistent with such understanding and EMPLOYEE shall not, during the term of this Agreement be engaged in any other business activity (whether or not such business activity is pursued for gain, profit, or other pecuniary advantage), which conflicts with EMPLOYEE'S employment responsibilities hereunder, without prior, written authorization of EMPLOYER-R's President/CEO and Management. However, nothing contained herein shall be construed as preventing EMPLOYEE from investing his assets, in such form or manner as EMPLOYEE may select, whether or not such

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investment will require any services on EMPLOYEE part in the operation of the affairs of the companies in which such investments are made.

(b) EMPLOYER acknowledges awareness that EMPLOYEE owns and operates a separate spa industry enterprise, "ThermoSpa, Inc.". EMPLOYEE may continue to own and operate such enterprise, provided that EMPLOYER, shall devote at least three (3) full business days per week to his duties under this Employment Agreement.

         9. WORKING FACILITIES. (a) Until such time as NEWCO shall commence production of spa components, as defined in Paragraph 3(a) above, EMPLOYEE shall use, his own current office space at his expense.

(b) Upon commencement of production of spa components, EMPLOYER shall furnish EMPLOYEE with all necessary working facilities, including but not limited to, as applicable, an equipped office, clerical help, and telephone/ facsimile/copying services, suitable to his position and adequate for the performance of his duties.

         10. EXPENSES. EMPLOYEE is not authorized to incur expenses on behalf of, or chargeable to, EMPLOYER, with respect to his business travel, including transportation, lodging, food, entertainment, etc. except within such guidelines as may be established from time to time by the President/CEO and Management of EMPLOYER. EMPLOYER shall reimburse EMPLOYEE for authorized expenses within such guidelines upon presentation by EMPLOYEE, from time to time, of an itemized account of such expenditures in such form as EMPLOYER may require, together with receipts or other proofs of the expenditures as may be required.

         11, NON-DISCLOSE OF INFORMATION. (a) EMPLOYER recognizes and acknowledges that, during the course of his employment, he will have access to valuable ".Proprietary Information" as defined in subparagraph (b) below, including, but not limited to Inventions, Work Product and/or Trade Secrets, contractual arrangements and compensation arrangements with suppliers, manufacturers, sub-contractors and customers 'of EMPLOYER; compensation arrangements with sub-contractors, vendors, and outside personnel; costing, pricing and bidding methods, procedures, and amounts; management and operating procedures and software-, management information systems, etc.; marketing plans and strategy, personnel policies and contractual arrangements, including job assignments and compensation; customer leads; customer lists; and that such informationon constitutes unique assets of the business of EMPLOYER and of which EMPLOYER is the sole exclusive owner. EMPLOYEE will treat such Proprietary Information on a confidential basis and will not, during or after his employment, personally use or disclose a)), or any part of such Proprietary Information to any person, firm, corporation, association, agency, or other entity except as property required in the conduct of the business of EMPLOYER-R, or except as authorized in writing by EMPLOYER, publish, disclose or authorize anyone else to publish or disclose, any Proprietary Information of EMPLOYER with which EMPLOYEE'S service may in any way acquaint EMPLOYEE. EMPLOYEE shall surrender possession of all Proprietary Information, including especially all Trade Secrets, to F-EMPLOYER upon any suspension or termination of EMPLOYEES employment with the EMPLOYER. in the event of a breach., or threatened breach, by EMPLOYEE, of the provisions of @ Paragraph, EMPLOYER shall be entitled to a


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preliminary, temporary and permanent injunction restraining EMPLOYEE from disclosing in whole or in part, any such Proprietary Information and/or from rendering any services to any person, firm, corporation, association, agency, or other entity to whom such ' information in whole or in part, has been disclosed or is threatened to be disclosed. Furthermore, nothing herein shall be construed as prohibiting EMPLOYER from pursuing any other equitable or legal remedies available to it for such breach or threatened breach including the recovery or damages from EMPLOYEE.

(b) For purposes herein "Proprietary Information" shall not include information which (i) is publicly available from a source other than EMPLOYEE or can be lawfully obtained from a third party or parties in lawful possession thereof, or
(ii) is publicly release in writing by EMPLOYER, or (iii) is required to be disclosed pursuant to the authority of any court or public agency.

(c) Nothing contained herein shall prohibit EMPLOYEE from continuing to use information known to EMPLOYEE prior to the execution of @s Agreement; however, EMPLOYEE shall not publish or disclose any such information which as a result of EMPLOYEE services hereunder shall have become Proprietary Information of EMPLOYER.

         12. RESTRITIVE COVENANT. (a) During the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement and any extension thereof, EMPLOYEE will not, Mazatlan the United States or any other area of the, world in_which EMPLOYER is then operating, directly or indirectly, compete with, own, manage, operate, control, be employed by, consult for, participate in, perform services for., or be connected in any manner with the ownership, management, operation or control of any business similar to the type of business conducted by EMPLOYER, at the time of the termination of this Agreement. EMPLOYER- shall not, directly or indirectly, compete with any products or services marketed or offered by EMPLOYER at the time of termination, or engage in any activities which could be deemed a conflict of Interest.

(b) EMPLOY-EE agrees that the "time", "geographic area", and "Scope of Business" provisions of this restrictive covenant are reasonable and proper and have been negotiated in connection with the sale of the spa nozzle concept "patent pending" as well as in connection with his employment hereunder.

(c) EMPLOYER and EMPLOYEE agree, that if any court of competent jurisdiction shall, for any reason, conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some, such restrictions shall be applicable.for the protection of EMPLOYER and its shareholders.

(d) Notwithstanding the foregoing, EMPLOYE-E's continuation of the business of ThermoSpa, Inc., as provided in Paragraph 8(b) shall not constitute a violation of the provisions of this restrictive covenant, provided that, such business is not expanded into competition with EMPLOYER!

         13. NONSOLICITATION COVENANT. (a) For a period of two (2) years after the termination of this Agreement (including any extension thereon (the "Post Termination Period") EMPLOYE-E shall not, solicit, directly or indirectly, by any means, any of the clients, accounts, employees or "Leads" of EMPLOYER during the Post Termination Period. (b) EMPLOYER and EMPLOYE-E agree, that if any court of competent jurisdiction shall, for any reason conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some such restrictions shall be applicable for the protection of EMPLOYER and its shareholders.

(c) This covenant has been given to induce EMPLOYER to enter into this Agreement and provide EMPLOYEE'S job responsibilities and compensation.


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         14. DISABILITY. Subject to the provisions of Paragraph 15(a), if the
EMPLOYEE is ,unable to perform his services by reason of illness or incapacity for a period of more than twenty-one (21) consecutive work days, or more than four (4) weeks in any two-month period, the compensation otherwise payable to him thereafter during the continued period of such illness or incapacity may, at the option of EMPLOYER be reduced by 50%. If such illness or incapacity shall continue for a period of more than six (6) consecutive weeks, or more than 50% of the time in any one year, such compensation may, at the option of EMPLOYE-R, be stopped altogether, The EMPLOYEE'S full compensation shall be reinstated upon his return to employment and the discharge of his full duties hereunder. Notwithstanding anything herein to the contrary, except as provided in Paragraph 15(a), EMPLOYER may, at its option, terminate this Agreement at any time after the employ-EE shall be absent from his employment, for whatever cause, for a continuous period of more than six (6) months, and all obligations of employer hereunder shall cease upon any such termination,

         15. TERMINATION OF EMPLOYMENT. (a) Notwithstanding EMPLOYER'S right to terminate EMPLOYEES employment as provided in this Paragraph 15, EMPLOYER'S obligation to compensate EMPLOYEE at the agreed rate of base compensation ($75,000 per annum) shall continue through and until December 31, 1998 EMPLOYER-.R shall terminate its interest in NEWCO.

(b) EMPLOYER can terminate EMPLOYEE'S employment at any time for good cause. Without intending to limit the definition of good cause hereby, good cause will include:

         (1) , the EMPLOYEE'S death;

         (2) the occurrence of one of the following events:

(i) EMPLOYEE commits, is arrested, or is officially charged with a felony or any crime involving moral turpitude or unethical conduct which in the good faith opinion of the.F-NTLOYFR could impair his ability to perform his duties;

(ii) EMPLOYEE commits an act, or fails to take action in bad faith and to the detriment of the F-EMPLOYER, and

(iii) in the good faith opinion of the President/CEO and Management of EMPLOYER, the EMPLOYEE fails to fully and faithfully perform his obligations under this Employment Agreement.

(c) The termination of EMPLOYEES servicez shall not constitute a termination of the restrictive obligations and duties under Paragraphs I l.. 12 and 13.

(d) In the event of the bankruptcy (Chapter 7), reorganization (Chapter I 1) or other termination of the business of the EMPLOYE-R or of any subsidiary on which EMPLOYEE'S continued employment and compensation is dependent ', the provisions of Paragraphs 12 and 13 shall continue in full force and effect only so long as full base compensation by EMPLOYER shall construct.

        16. ARBITRATION, Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof shall be settled by arbitration in New York City, New York in accordance with the rules then pertaining of the American Arbitration Association, but with all rights of discovery provided by the New York Rules of Civil Procedure, and judgment upon the award rendered may be entered in any court having jurisdiction thereof


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         17. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party. The failure of a party to exercise any rights or privileges under this Agreement shall not be deemed to be a waiver or extinguishment of such rights or privileges, all of which shall continue to be exercisable.

        18. BENEFIT. The rights and obligations of EMPLOYER under this Agreement shall inure to the benefit of, and shall be binding upon, its successors and assigns. The protection of Paragraphs 11, 12, and 13 shall inure to the benefit of employer-R and any successors and assigns. The rights and obligations of EMPLOYEE under this Agreement shall inure to the benefit of, and shall be binding upon, his heirs, administrators, executors, successors and assigns.

         19. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if either personally delivered or sent by certified ' mail, to his residence in the case of, or to its principal office in the case of EMPLOYER.

         20. LIFE INSURANCE. EMPLOYER and/or one or more of its subsidiaries may, in its discretion at any time after the execution of this Agreement, apply for and procure, as owner and for its own benefit, insurance on the life of EMPLOYEE, in such amounts and in such forms as EMPLOYER may choose. EMPLOYER shall not be required to give EMPLOYEE any interest whatsoever in any such policy or policies, (although nothing contained herein shall be deemed to prohibit such) but EMPLOY-E shall, at the request of EMPLOYER, subject himself to such medical examination, supply such information, and execute such information releases and documents as may be required by the insurance company or companies to whom EMPLOYER has applied for such insurance.

         21. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may be modified only by agreement-in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         22. APPLICABLE LAW. This Agreement shall be governed for all purposes by the laws of the State of New York. If any provision. of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.



WHEREOF, the parties hereto, intending to be legally bound, have, hereunto


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 set
their hands and seals as of the day and year herein above written.


                                PREMO-PLAST, INC.
ATTEST:
                                By: _________________________
                                  V. President


Secretary
WITNESS: